EXHIBIT 13

                             SUBSCRIPTION AGREEMENT

                       TO PURCHASE SHARES OF COMMON STOCK

                      MILLENIUM TAX-FREE INCOME FUND, INC.
                           C/O RICKEL SECURITIES, INC.
                                 45 ESSEX STREET
                           MILLBURN, NEW JERSEY 07041
                                 (973) 379-0300

     1. Upon the terms and conditions contained in this Subscription Agreement, the undersigned hereby subscribes for and agrees to purchase the number of shares indicated below of Class A Common Stock, $.01 par value per share (the "Common Stock"), of Millenium Tax-Free Income Fund, Inc., a Maryland corporation (the "Fund"). The undersigned has executed and delivered this Subscription Agreement in connection with the registration of common stock described in the Fund's Registration Statement on Form N-1A dated __________, 1998.

     2. The undersigned agrees to purchase the shares of Common Stock subscribed for herein at the subscription price (the "Subscription Price") of $100,000, and prior to obtaining an order of the SEC accelerating the effective date of the Registration Statement, will deliver a check, bank draft or money order payable to "Millenium Tax-Free Income Fund, Inc." in an amount equal to the total Subscription Price of all shares subscribed for herein.

     3. The undersigned is an "Accredited Investor" as defined under Regulation D promulgated under the Securities Act of 1933, as amended, and is acquiring its interest in the Fund (not as nominee or agent) for investment and not with view to, or for sale in connection with, any distribution thereof (in whole or in part). The undersigned has no present intention of distributing, transferring, reselling or redeeming any portion of its interest in the Fund.



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THE FOLLOWING IS TO BE COMPLETED BY THE UNDERSIGNED:

 (   100,000   )  Number of Shares
  -------------
 $100,000         Total Subscription Price Due
---------------

RICKEL SECURITIES, INC.
45 Essex Street
Millburn, New Jersey  07041

By:   /s/ John C. Sabo
      ----------------
      John C. Sabo
      Chairman and Chief Executive Officer

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